Filed Pursuant to Rule 424(b)(3)

Registration No. 333-265748

Prospectus Supplement No. 10

(to Prospectus dated August 5, 2022)

Global Business Travel Group, Inc.

Shares of Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 5, 2022, with respect to our Registration Statement on Form S-1 (File No. 333-265748) (as supplemented to date, the “Prospectus”), with the information contained in the attached Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Capitalized terms used but not defined in this prospectus supplement will have the meanings given to them in the Prospectus.

Our shares of Class A Common Stock are traded on the NYSE under the symbol “GBTG”. On March 6, 2023, the closing price of the Class A Common Stock was $7.32 per share.

Investing in our securities involves risks. You should carefully read the discussion in “Risk Factors” beginning on page 8 of the Prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 7, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 7, 2023 (March 1, 2023)

Global Business Travel Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-39576	98-0598290
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

666 3rd Avenue, 4th Floor

New York, New York 10017
(Address of principal executive offices) (Zip Code)

(480) 909-1740
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A common stock, par value of $0.0001 per share	GBTG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                   On March 1, 2023, Martine Gerow, the Chief Financial Officer (“CFO”) of Global Business Travel Group, Inc. (the “Company”) notified the Company of her decision to resign as CFO to take a position outside the Company. Ms. Gerow will continue to serve in her role as CFO through June 30, 2023 in order to allow time to transition her responsibilities.

(c)                    On March 6, 2023, Karen Williams was appointed as CFO, effective as of July 1, 2023. Ms. Williams currently serves as the Company’s Deputy Chief Financial Officer. Ms. Williams joined the Company from Intercontinental Hotel Group (IHG) in May 2022 where she was SVP of Global Strategy and Planning.  Ms. Williams has held several senior leadership finance roles including Chief Financial Officer of Avios and Chief Financial Officer of IHG Global Brand, Marketing, Tech and Commercial.  She also held finance leadership roles at American Express including as Chief Financial Officer of Global Network Payments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL BUSINESS TRAVEL GROUP, INC.

By:	/s/ Eric J. Bock
	Name:	Eric J. Bock
	Title:	Chief Legal Officer, Global Head of M&A and Compliance and Corporate Secretary

Date: March 7, 2023